PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 29, 1996)

                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 33-87084

                                                                            LOGO
                           BRADLEY REAL ESTATE, INC.

                           2,5000,000 COMMON SHARES

                               ----------------

  All of the Company's shares of common stock, par value $.01 per share, offered hereby (the "Common Shares") are being sold by the Company. The Company's common stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange (the "NYSE") under the symbol "BTR." On October 29, 1996, the last reported sale price of the Common Stock on the NYSE was $16.50 per share.

 SEE "RISK FACTORS" ON PAGE S-3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT
                             IN THE COMMON SHARES

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED   UPON   THE  ACCURACY   OR   ADEQUACY   OF  THIS   PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                                Underwriting
                              Price to         Discounts and        Proceeds to
                               Public          Commissions(1)        Company(2)
-------------------------------------------------------------------------------
Per Share...............       $16.50              $0.825             $15.675
-------------------------------------------------------------------------------
Total...................    $41,250,000          $2,062,500         $39,187,500
-------------------------------------------------------------------------------
Total Assuming Full
 Exercise of
 Over-Allotment
 Option(3)..............    $47,437,500          $2,371,875         $45,065,625

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) See "Underwriting."
(2) Before deducting estimated expenses of $187,500 payable by the Company.
(3) Assuming exercise in full of the 30-day option granted by the Company to PaineWebber Incorporated to purchase up to 375,000 additional Common Shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                               ----------------

  The Common Shares offered hereby are offered by PaineWebber Incorporated, subject to prior sale, when, as and if delivered to and accepted by PaineWebber Incorporated, and subject to its right to reject orders in whole or in part. It is expected that delivery of the Common Shares offered hereby will be made on or about November 4, 1996.

                               ----------------

                           PAINEWEBBER INCORPORATED

                               ----------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 29, 1996

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" or "Bradley" shall mean Bradley Real Estate, Inc. and its subsidiaries and affiliated partnerships on a consolidated basis (including Bradley Operating Limited Partnership (the "Operating Partnership") and its subsidiaries or affiliates) as well as their respective predecessors. Information in this Prospectus Supplement assumes that the Underwriter's over-allotment option is not exercised.

                                  THE COMPANY

  Bradley Real Estate, Inc. is the nation's oldest continuously qualified real estate investment trust ("REIT"). Organized in 1961, the Company focuses on the ownership and operation of community and neighborhood shopping centers primarily in the Midwestern United States. The Company owns 31 properties (29 shopping centers and two office/retail buildings) in 11 states, aggregating over 7.5 million square feet of rentable space. Approximately 90% of the Company's portfolio square footage is located in Midwest markets, making the Company one of the leading owners of community and neighborhood shopping centers in this region. As of June 30, 1996, the Company's portfolio was 89.3% occupied.

  The Company's portfolio is made up primarily of well-established, strategically-located shopping centers in suburban communities near major metropolitan areas. The Company's shopping centers have good visibility and access from major traffic arteries and a diverse tenant mix dominated by supermarkets, drugstores and other consumer necessity or value-oriented retailers. The Company estimates that tenants whose scope of operations is national or regional in nature (including independent franchisees of national and regional retailers) account for over 70% of leased retail space. Significant tenants at the Company's properties include national and regional retail chains, such as JC Penney, Sears, Montgomery Ward, Marshalls, T. J. Maxx, Best Buy, HomePlace, Office Depot and Barnes & Noble. Fifteen of the Company's shopping centers have supermarket anchors, including Kroger, Cub Foods, Omni Foods, Schnucks, Rainbow Foods, Kohl's Food Emporium and Jewel/Osco, major grocery chains in their respective markets.

  On March 15, 1996, the Company acquired Tucker Properties Corporation (the "Tucker Acquisition") which more than doubled the size of the Company's portfolio on a square footage basis. The Tucker Acquisition expanded the Company's portfolio by 14 properties, aggregating over 4.4 million square feet of rentable space. The Company believes that the Tucker Acquisition represents the purchase of a solid Midwest shopping center portfolio at a favorable yield and also provides the Company with opportunities to improve the operating performance of the acquired assets through the correction of operating inefficiencies and the implementation of renovation, expansion and/or re-tenanting programs. Strategically, the Tucker Acquisition has also sharpened the Company's Midwest focus and increased operating efficiencies through enhanced economies of scale. The Company effected the Tucker Acquisition through the issuance of approximately 7.4 million shares of Common Stock and the assumption of associated liabilities and obligations, including the obligations under a $100 million mortgage note secured by six of the acquired Tucker properties issued to a trust qualifying as a real estate mortgage investment conduit for federal income tax purposes (the "REMIC Note").

  In acquiring additional properties, the Company intends to focus principally on community and neighborhood shopping centers in the Midwest which are anchored by regional and national grocery store chains. The Company favors grocery-anchored shopping centers because, based on the Company's experience, such properties offer strong and predictable daily consumer traffic and are less susceptible to external economic factors than other properties. In addition to grocery-anchored centers, the Company will continue to seek acquisition opportunities in both primary and secondary Midwest markets where management can utilize its extensive experience in shopping center renovation, expansion, re-leasing and re-merchandising to achieve cash flow growth and favorable investment returns. Management believes that the recent downturn in retail markets generally has created an attractive buying opportunity for companies like Bradley, which have significant operating experience, strong relationships with key regional and national retailers and in-depth knowledge of market conditions. As a result of this offering, the Company's ratio of debt to Total Market Capitalization (defined as the current market value of all outstanding shares of Common Stock plus the principal amount of outstanding debt) will be reduced to approximately 34% (based on the October 29, 1996 closing stock price for the Common Stock of $16.50 per share) and the Company will have approximately $94 million of potential availability under its $150 million unsecured line of credit. The Company is currently evaluating numerous acquisition opportunities and expects to complete several additional acquisitions in the coming year. Consistent with the Company's decision to focus on the Midwest region, the Company is currently marketing for sale its three remaining properties in New England and intends to redeploy the proceeds of such sales to acquire additional shopping center properties in the Midwest.

  On October 1, 1996, the Company relocated its corporate headquarters from Boston to suburban Chicago. The Company's principal executive office is now located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062. Its telephone number is (847) 272-9800.

                                 DISTRIBUTIONS

  The Company has paid 141 consecutive quarterly dividends to its stockholders. This record of distributions is one of the longest among publicly-traded REITs. The Company's current quarterly dividend of $0.33 per share ($1.32 per share annualized) represents a current yield of 8.0% (based on the October 29, 1996 closing stock price of $16.50 per share).

  For the second quarter of 1996 (the Company's first full quarter of operations following the Tucker Acquisition), the quarterly dividend represented 73% of the Company's per share funds from operations ("FFO") for the same period. The Company intends to maintain a conservative distribution payout policy with cash distributions representing between 70% and 80% of FFO per share. FFO, as defined by the National Association of Real Estate Investment Trusts and as followed by the Company, represents net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

                                  RISK FACTORS

  An investment in the Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company.

                                  THE OFFERING

Common Shares Offered by the
 Company..................... 2,500,000 shares
Common Stock Outstanding
 After the Offering.......... 21,173,084(A)
Use of Proceeds.............. To reduce outstanding indebtedness incurred under the Company's line of credit
NYSE Symbol.................. BTR

--------
(A) Based upon shares outstanding as of September 30, 1996. Does not include shares of Common Stock reserved for issuance upon (i) possible exchange of 311,011 outstanding limited partnership units of the Operating Partnership, representing the aggregate minority interest in the Operating Partnership, and (ii) exercise of approximately 281,000 outstanding options as of September 30, 1996. The number of shares of Common Stock which may be issued under the Company's stock option and incentive plan is equal to 5% of the total number of shares of Common Stock outstanding at any time.

                                 RISK FACTORS

  An investment in Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus before making a decision to purchase Common Shares.

SUBSTANTIAL DEBT OBLIGATIONS AND TERMS OF DEBT

  The Company's ratio of debt to Total Market Capitalization is approximately 41% based upon the Company's stock price at October 29, 1996. Failure to pay the debt obligations when due could result in the Company losing its interest in the properties collateralizing secured indebtedness included within such obligations. Applying the net proceeds from the sale of the Common Shares to the reduction of indebtedness under the Company's line of credit will reduce the Company's ratio of debt to Total Market Capitalization at the date of this Prospectus Supplement to approximately 34%. The Company, however, expects to reborrow the amount repaid and additional amounts under the line of credit and also has authority to incur additional indebtedness. The Company expects that such reborrowing will be used primarily for the purpose of completing additional shopping center acquisitions.

  The Company believes that the ratio of debt to Total Market Capitalization is one important factor to consider in evaluating a REIT's debt level because this ratio is an indicator of a company's ability to borrow funds. The Company believes that using the ratio of debt to book value of assets is not as reliable an indicator of a REIT's debt level because the book value of a REIT's assets indicates only the depreciated value of its properties without consideration of the market value of such assets at a particular point in time. The use of the ratio of debt to Total Market Capitalization of a company is more variable than the book value because it is dependent on the current stock price of a company. Accordingly, there can be no assurance that the use of the ratio of debt to Total Market Capitalization in evaluating the Company's debt level will adequately protect the Company from being too highly leveraged.

  The maturity in September 2000 of the $100 million REMIC Note may increase the Company's risk of default on its indebtedness. To date, the Company has been able to refinance debt when it has become due on terms which it believes to be commercially reasonable. There can be no assurance, however, that the Company will continue to be able to repay or to refinance its indebtedness relating to the REMIC Note or any of its other indebtedness on commercially reasonable or any other terms. The REMIC Note is secured by six properties, all of which were acquired by the Company in connection with the Tucker Acquisition.

  The Company's unsecured line of credit bears interest at a variable rate. The current outstanding balance under the line of credit is approximately $94.5 million, which will be temporarily reduced by the net proceeds of this offering. To the extent the Company's exposure to increases in interest rates is not eliminated through interest rate protection or cap agreements, such increases will adversely affect the Company's net income, FFO and cash available for distribution and may affect the amount of distributions it can make to its stockholders. The Company's line of credit requires the Company to maintain interest rate protection, at a rate satisfactory to the lead lender, with respect to $100 million of indebtedness and the Company has entered into such agreements with the lead lender.

  The foregoing risks associated with the debt obligations of the Company may adversely affect the market price of the Common Shares and may inhibit the Company's ability to raise capital and issue equity in both the public and private markets.

RESTRICTIONS ON ABILITY OF THE COMPANY TO DISPOSE OF PROPERTIES

  Pursuant to the terms of the indenture governing the REMIC Note (the "REMIC Indenture"), prior to October 1997 principal payments on the REMIC Note cannot be made and the properties collateralizing the REMIC Note cannot be sold. If the Company wishes either to repay all or part of the $100 million principal of the REMIC Note or to sell any of the properties collateralizing the REMIC Note after such date, it will incur significant prepayment penalties. The prepayment of principal of the REMIC Note requires an additional payment of the greater of either (i) 1% of the amount of principal being prepaid or (ii) the product of (A) the difference between the outstanding principal balance of the REMIC Note before prepayment and the present value of all remaining interest and principal payments thereon and (B) the amount of principal being prepaid divided by the outstanding principal balance of the REMIC Note. After October 1997, in order to release any of the properties collateralizing the REMIC Note from the lien, the REMIC Indenture requires that certain additional conditions be met, including that
(i) the aggregate amount of principal repaid on the REMIC Note equals at least 125% of the amount of principal allocated to the property to be released and
(ii) certain debt service coverage ratios continue to be satisfied.

  Pursuant to the terms of the partnership agreement relating to the Operating Partnership, for a period of 24 months after the Tucker Acquisition, the Company as general partner of the Operating Partnership may not elect to dissolve the Operating Partnership or sell all or substantially all of the assets of the Operating Partnership without the consent of a majority in interest of the limited partners, except in connection with a merger or other business combination of the Company. Thus, the Company is restricted from disposing of all or substantially all of the 14 properties held directly or indirectly by the Operating Partnership.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

  Certain provisions contained in the Company's Articles of Amendment and Restatement (the "Charter") and Bylaws (the "Bylaws") may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. These provisions include the following: (i) the Company's Charter provides for three classes of Directors, with the term of office of one class expiring each year, (ii) the Company's Bylaws provide that the holders of not less than 25% of the outstanding shares of Common Stock may call a special meeting of the Company's stockholders, and (iii) the Charter generally limits any holder from acquiring more than 9.8% of the value of all outstanding capital stock of the Company. With respect to clause (ii) in the preceding sentence, a recent change in the Maryland General Corporation Law, under which the Corporation is organized, authorizes the Directors of the Company to amend the Bylaws to increase the number of outstanding shares of Common Stock required to call a special meeting from 25% to a majority.

  These provisions described above could have a potential anti-takeover effect on the Company. The staggered Board provision in the Charter prevents stockholders from voting on the election of more than one class of directors at each annual meeting of stockholders and thus may have the effect of keeping the members of the Board of Directors of the Company in control for a longer period of time. The staggered Board provision and the provision in the Bylaws requiring holders of at least 25% of the outstanding shares of Common Stock to call a special meeting of stockholders may have the effect of making it more difficult for a third party to acquire control of the Company without the consent of its Board of Directors, including certain acquisitions which stockholders deem to be in their best interest. In addition, the ownership limits in the Charter may also (i) deter certain tender offers for the shares of Common Stock which might be attractive to certain stockholders, or (ii) limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the value of the outstanding shares of Common Stock, or otherwise effect a change in control.

  The provisions of the Maryland General Corporation Law relating to certain "business combinations" and "control share" acquisitions involving corporations organized under the laws of that state may also inhibit a change in control of the Company.

REAL ESTATE INVESTMENT CONSIDERATIONS

 Dependence on the Midwest and the Retail Industry

  The substantial majority of the Company's properties are located in the Midwest and such properties consist predominantly of community and neighborhood shopping centers. The Company's performance therefore is linked to economic conditions in the Midwest and in the market for retail space generally. The market for retail space has been adversely affected by the ongoing consolidation in the retail sector, the adverse financial condition of certain large companies in this sector and the excess amount of retail space in certain markets. To the extent that these conditions impact the market rents for retail space, they could result in a reduction of net income, FFO and cash available for distribution and thus affect the amount of distributions the Company can make to its stockholders.

  In addition, the Company predominantly owns and operates retail shopping centers catering to retail tenants. To the extent that the investing public has a negative perception of the retail sector, the value of the Common Stock may be negatively impacted, thereby resulting in such shares trading at a discount below the inherent value of the assets of the Company as a whole.

 Financial Condition and Bankruptcy of Tenants

  Since substantially all of the Company's income has been and will continue to be derived from rental income from retail shopping centers, the Company's net income, FFO and cash available for distribution would be adversely affected if a significant number of tenants were unable to meet their obligations to the Company or if the Company were unable to lease, on economically favorable terms, a significant amount of space in its shopping centers. In addition, in the event of default by a tenant, the Company may experience delays and incur substantial costs in enforcing its rights as landlord.

  At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant's lease. Such an event could cause a reduction of net income, FFO and cash available for distribution and thus affect the amount of distributions the Company can make to its stockholders. No assurance can be given that any tenant which has filed for bankruptcy protection will continue making payments under its lease or that additional tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will continue to make rental payments in a timely manner. In addition, a tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If a lessee or sublessee defaults in its obligations to the Company, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and re-leasing the property.

 Potential Negative Effect of One North State Property

  Based on the Company's results for the second quarter of 1996 (the first full quarter following the Tucker Acquisition), approximately 16% of the Company's gross rental income was derived from rents and expense reimbursements from tenants of the One North State property, which is a "mixed use" retail and office building located in downtown Chicago and one of the properties collateralizing the REMIC Note. The total rents currently being paid by certain tenants of this property may be in excess of current market rates. The leases of these tenants begin to expire in 2001. One office tenant, however, has exercised an option to terminate its lease, effective as of April 1, 1998, and paid the Company a required $1.8 million termination fee. Pursuant to the terms of the REMIC Indenture, this termination fee was paid into a reserve account which is required to be used, among other things, to pay for tenant alterations, leasing commissions and other lease inducements directly related to this space. Any unused amount of this reserve account must be used to repay the principal amount owed under the REMIC Note. The inability of the Company to lease such property, or a significant reduction in the amount of rent and expense reimbursements paid by the tenants of such property, could have an adverse impact on the operating results of the Company.

VACANCIES AND LEASE RENEWALS

  The Company is continually faced with expiring tenant leases at its properties. Some of these lease expirations provide the Company with the opportunity to increase rentals or to hold the space available for a stronger long-term tenancy. In other cases, there may be no immediately foreseeable strong tenancy for the space, and the space may remain vacant for a longer period than anticipated or may be able to be re-leased only at less favorable rents. In such situations, the Company may be subject to competitive and economic conditions over which it has no control. Accordingly, there is no assurance that the effects of possible vacancies or lease renewals at such properties may not reduce the rental income, net income, FFO and cash available for distribution below levels anticipated by the Company.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of the properties of the Company, including those acquired in the Tucker Acquisition, have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or groundwater analysis) by independent environmental consultants. Except as described below, these environmental audit reports have not revealed any potential significant environmental liability, nor is management aware of any environmental liability with respect to the properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to the properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to the Company.

  Phase II site assessments of the Commons of Chicago Ridge property acquired in the Tucker Acquisition have disclosed the presence of contaminants in fill material and soil at the property that could be associated with the property's former use as a landfill and as the former site of an asphalt plant and storage tanks for petroleum products (which storage tanks have been removed from the property), but not at such levels as would require reporting to environmental agencies. These Phase II site assessments also disclosed the presence in the groundwater of contaminants similar to those detected in the soil samples. Environmental assessments of the property have also detected methane gas, probably associated with the former use of the property as a landfill. A regular maintenance program was implemented by Tucker and is being continued by the Company to control the migration and effect of the methane gas. There can be no assurance that an environmental regulatory agency such as the Illinois Environmental Protection Agency will not in the future require investigation to determine the source and vertical and horizontal extent of the contamination. If any such investigation is required and confirms the existence of contaminants at the levels disclosed in the Phase II site assessments, it is possible that the relevant agency could require the Company to take action to address the contamination, which action could range from ongoing monitoring to remediation of the contamination. Based on the information currently available, management does not believe that the cost of responding to such contamination would be material to the Company.

  In connection with the execution of the merger agreement relating to the Tucker Acquisition, the Company and certain individuals who had previously provided a limited indemnity to Tucker for environmental liabilities at Commons of Chicago Ridge (the "Individuals") have agreed to share the cost of having an outside consultant conduct a new Phase II investigation of the soil and groundwater of the property and to prepare a report recommending what action the Company should take with respect to such matters. In the event that the Company decides to implement any of the recommendations of such consultant (the "Recommended Work"), the Individuals have agreed to pay fifty percent of the costs of the Recommended Work, with their aggregate liability for the cost of the Recommended Work limited to a maximum of $200,000.

  The Individuals have also agreed to indemnify the Company and its subsidiaries and affiliates against all claims, losses, costs and expenses incurred by such parties arising out of any administrative, regulatory or judicial action, suit, investigation or proceeding in connection with any applicable environmental health or safety law regarding hazardous substances, materials, wastes or petroleum products, or any common law right action regarding such substances, materials, wastes or products, whether brought by a governmental or regulatory authority or by a third party, that is initiated on or before October 4, 2003 with respect to conditions or acts at the Commons of Chicago Ridge which existed prior to October 4, 1993. In connection with this indemnification obligation, the Company has agreed to keep the Individuals reasonably informed of various activities relating to the properties and to consult with the Individuals with respect to any potential claims, settlements and remediation which could trigger the indemnification obligations of the Individuals. There can be no assurance that the Individuals will be in a position to honor their indemnity obligations or that the liabilities will not exceed the limit of their indemnity obligations. Regardless of such indemnification, based on the information currently available, the management of the Company does not believe that the environmental liabilities and expenses relating to the Commons of Chicago Ridge property would have a material effect on the liquidity, financial condition or operating results of the Company.

INSURANCE

  The Company carries comprehensive general liability coverage and umbrella liability coverage on all of its properties with limits of liability which the Company deems adequate to insure against liability claims and provide for the costs of defense. Similarly, the Company is insured against the risk of direct physical damage in amounts the Company estimates to be adequate to reimburse the Company on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. Currently, the Company also insures the properties for loss caused by earthquake or flood in the aggregate amount of $10 million per occurrence. Because of the high cost of this type of insurance coverage and the wide fluctuations in price and availability, the Company has made the determination that the risk of loss due to earthquake and flood does not justify the cost to increase coverage limits any further under current market conditions. Should the availability and pricing of this coverage become more cost advantageous, management would re-evaluate its position.

UNCERTAINTY OF MEETING ACQUISITION OBJECTIVES

  The Company continually seeks prospective acquisitions of additional shopping centers and portfolios of shopping centers which the Company believes can be purchased at attractive initial yields and/or which demonstrate the potential for revenue and cash flow growth through implementation of renovation, expansion, re-tenanting and re-leasing programs similar to those that the Company has undertaken with respect to properties in its existing portfolio. There can be no assurance that the Company will effect any potential acquisition that it may evaluate. The evaluation process involves costs which are non-recoverable in the case of acquisitions which are not consummated. In addition, notwithstanding the Company's adherence to its criteria for evaluating and due diligence regarding potential acquisitions, there can be no assurance that any acquisition that is consummated will meet the Company's expectations.

COMPETITION

  All of the properties owned by the Company are located in developed areas. There are numerous other retail properties and real estate companies within the market area of each such property which compete with the Company for tenants and development and acquisition opportunities. The number of competitive retail properties and real estate companies in such areas could have a material effect on (i) the Company's ability to rent space at the properties and the amount of rents currently charged and (ii) development and acquisition opportunities. The Company competes for tenants and acquisitions with others who have greater resources than the Company.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

  The Company believes that it has operated in a manner that permits it to qualify as a REIT under the Internal Revenue Code (the "Code") for each taxable year since its formation in 1961. Although management of the Company believes that it is organized and is operating in such a manner, no assurance can be given that the

Company will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any currently pending tax legislation that would adversely affect its ability to continue to operate as a REIT.

  If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT also would constitute a default under certain debt obligations of the Company.

  In connection with the Tucker Acquisition, Tucker represented to the Company that, since Tucker's formation, Tucker also operated so as to qualify as a REIT under the Code up to the time of the Tucker Acquisition. If Tucker failed to qualify as a REIT in any year in which it elected so to qualify and consequently becomes liable to pay taxes as a regular non-REIT corporation, the liabilities of Tucker that the Company assumed upon effectiveness of the Tucker Acquisition include such tax liability. Moreover, Tucker's failure to qualify as a REIT could disqualify the Company as a REIT for periods following the Tucker Acquisition. The Company's acquisition of Tucker's general partner interest in the Operating Partnership and Tucker's indirect interests in certain subsidiary partnerships of the Operating Partnership involve special tax considerations, including the qualification of each such partnership as a "partnership" for federal income tax purposes, which also could impact the Company's ability to qualify as a REIT.

  The failure to qualify as a REIT would have a material adverse effect on an investment in the Company as the taxable income of the Company would be subject to federal income taxation at corporate rates, and, therefore, the amount of cash available for distribution to its stockholders would be reduced or eliminated.

OWNERSHIP LIMITS

  In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). To minimize the possibility that the Company will fail to qualify as a REIT under this test, the Charter authorizes the directors to take such action as may be required to preserve its qualification as a REIT and generally limits the ownership of Common Stock by any particular stockholder to 9.8% of the value of the outstanding shares of Common Stock. The ownership limits in the Charter, as well as the Company's authority to issue preferred stock and other provisions in the Charter and the Bylaws, may delay, defer or prevent a change in control of the Company.

                                  THE COMPANY

  "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under "Risk Factors," and prospective purchasers of the Common Shares offered hereby should carefully review such risk factors.

  Bradley Real Estate, Inc. is the nation's oldest continuously qualified REIT. Organized in 1961, the Company focuses on the ownership and operation of community and neighborhood shopping centers primarily in the Midwestern United States. The Company owns 31 properties (29 shopping centers and two office/retail buildings) in 11 states, aggregating over 7.5 million square feet of rentable space. Approximately 90% of the Company's portfolio square footage is located in Midwest markets, making the Company one of the leading owners of community and neighborhood shopping centers in this region. As of June 30, 1996, the Company's portfolio was 89.3% occupied.

  The Company's portfolio is made up primarily of well-established, strategically-located shopping centers in suburban communities near major metropolitan areas. The Company's shopping centers have good visibility and access from major traffic arteries and a diverse tenant mix dominated by supermarkets, drugstores and other consumer necessity or value-oriented retailers. The Company estimates that tenants whose scope of operations is national or regional in nature (including independent franchisees of national and regional retailers) account for over 70% of leased retail space. Significant tenants at the Company's properties include national and regional retail chains, such as JC Penney, Sears, Montgomery Ward, Marshalls, T. J. Maxx, Best Buy, HomePlace, Office Depot and Barnes & Noble. Fifteen of the Company's shopping centers have supermarket anchors, including Kroger, Cub Foods, Omni Foods, Schnucks, Rainbow Foods, Kohl's Food Emporium and Jewel/Osco, major grocery chains in their respective markets.

  In acquiring additional properties, the Company intends to focus principally on community and neighborhood shopping centers in the Midwest anchored by regional and national grocery store chains. The Company favors grocery-anchored shopping centers because, based on the Company's experience, such properties offer strong and predictable daily consumer traffic and are less susceptible to external economic factors than other properties. In addition to grocery-anchored centers, the Company will continue to seek acquisition opportunities in both primary and secondary Midwest markets where management can utilize its extensive experience in shopping center renovation, expansion, re-leasing and re-merchandising to achieve cash flow growth and favorable investment returns. Management believes that the recent downturn in retail markets generally has created an attractive buying opportunity for companies like Bradley, which have significant operating experience, strong relationships with key regional and national retailers and in-depth knowledge of market conditions.

RECENT DEVELOPMENTS

 . Tucker Acquisition

  On March 15, 1996, the Company completed the Tucker Acquisition which more than doubled the size of the Company's portfolio on a square footage basis. The acquisition was consummated through the issuance by the Company of approximately 7.4 million shares of its Common Stock and the assumption of all of Tucker's liabilities, including the $100 million REMIC Note. The Tucker Acquisition expanded the Company's portfolio by 14 properties, aggregating over 4.4 million square feet of rentable space. The Company believes that the Tucker Acquisition represents the purchase of a solid Midwest shopping center portfolio at a favorable yield and also provides the Company with opportunities to improve the operating performance of the acquired assets through the correction of operating inefficiencies and the implementation of renovation, expansion and/or re-tenanting programs. Strategically, the Tucker Acquisition has also sharpened the Company's Midwest focus and increased operating efficiencies through enhanced economies of scale. Because Tucker was more highly leveraged than the Company prior to the Tucker Acquisition, the acquisition also increased the Company's debt to Total Market Capitalization ratio to approximately 41% (based on the October 29, 1996 closing stock price for the Common Stock of $16.50 per share). The Company intends to apply the net proceeds of this offering to reduce the outstanding balance on its line of credit, which will reduce the Company's debt to Total Market Capitalization ratio to approximately 34% and position the Company to continue its active shopping center acquisition program. The Company is currently reviewing numerous acquisition candidates (including single assets and asset portfolios) in the Midwest and expects to acquire several additional shopping center properties in the coming year.

 . Increased Line of Credit on an Unsecured Basis

  Concurrently with the Tucker Acquisition, the Company entered into a $150 million unsecured revolving credit facility with a syndicate of major U. S. banks. The $150 million unsecured line of credit replaces a $65 million secured facility. The Company's line of credit bears interest at the lower of the lead bank's base rate or 1.75% over the London Inter-Bank Offering Rate ("LIBOR"). The rates available under the line of credit become more favorable in the event the Company meets certain loan-to-value tests or receives an investment grade credit rating. The Company expects that as a result of this offering the interest rate on its line of credit will be reduced to 1.625% over LIBOR. Following the offering, the Company will have approximately $94 million of potential availability under its line of credit.

 . Purchase of Brookdale Square; Sale of Ground Lease

  On March 26, 1996, the Company acquired Brookdale Square ("Brookdale"), a 185,000 square foot shopping center located in Brooklyn, Minnesota, a suburb of Minneapolis, for approximately $8.9 million. In connection with the acquisition of Brookdale, the Company completed a "like-kind" exchange for tax purposes and sold its interest in a ground lease at 501-529 Nicollet Avenue in downtown Minneapolis for approximately $12.9 million. These transactions resulted in a net gain for tax purposes of approximately $4.1 million.

 . Corporate Office Relocation; Geographic Focus on Midwest

  In connection with the Company's stated objective to focus on the Midwest, the Company recently relocated its headquarters from Boston, Massachusetts (where the Company was founded in 1961) to Northbrook, Illinois, and is marketing for sale its three remaining properties in New England. The aggregate net book value of these properties (approximately $10.3 million as of June 30, 1996) has been separately classified on the Company's balance sheet. As a result of its headquarters move, the Company anticipates a one-time relocation charge of approximately $0.02 per share in the third quarter of 1996. All of the Company's Midwest properties are directly managed by its own personnel, consisting of approximately 75 employees.

PROPERTIES

  The following table presents certain information with respect to the Company's properties at June 30, 1996:

                                                  PERCENT
                                       GROSS    OCCUPIED AT
  YEAR                                LEASABLE   JUNE 30,
ACQUIRED           PROPERTY          AREA OWNED    1996        MAJOR TENANTS(1)     SQUARE FEET
--------           --------          ---------- -----------    ----------------     -----------
          SHOPPING CENTERS
          ILLINOIS
1996      Commons of Chicago Ridge    309,000        78%    Office Depot               27,680
          Chicago Ridge, Illinois                           Marshalls                  27,000
                                                            T. J. Maxx(2)              25,082
                                                            Cineplex Odeon             25,000
                                                            Pep Boys                   22,354
                                                            Michaels Stores            17,550
1996      Commons of Crystal Lake     273,000        73%    Venture (not owned)        81,338
          Crystal Lake, Illinois                            Jewel/Osco                 59,804
1992      Crossroads Center           242,000        87%    Kmart (ground lease)       96,268
          Fairview Heights, Illinois                        T. J. Maxx                 25,200
1996      Heritage Square             212,000       100%    Montgomery Ward           111,016
          Naperville, Illinois                              Circuit City               28,351
                                                            Stroud's                   26,703
1996      High Point Centre           240,000       100%    Cub Foods                  62,000
          Lombard, Illinois                                 Office Depot               36,416
                                                            T. J. Maxx                 25,200
                                                            Macfrugal's                17,040
1996      Meadows Town Mall(3)        382,000        65%    Waccamaw                  108,000
          Rolling Meadows, Illinois                         Elek-Tek                   32,000
                                                            T. J. Maxx(2)              24,000
                                                            Women's Club               20,478
1994      Rivercrest Center           454,000        97%    Omni Foods                 87,937
          Crestwood, Illinois                               Venture                    79,903
                                                            Sears Roebuck and Co.      55,000
                                                            T. J. Maxx                 34,425
                                                            PETsMART                   31,639
                                                            Best Buy                   25,000
                                                            OfficeMax                  24,000
                                                            Hollywood Park             15,000
1996      Rollins Crossing             66,000        93%    Super Kmart (not owned)   190,000
          Round Lake Beach, Illinois                        Sears Hardware             21,083
1996      Sheridan Village            298,000        97%    Bergner's Dept. Store     162,852
          Peoria, Illinois                                  Cohen Furniture            16,600
1993      Westview Center             328,000        72%    Cub Foods                  67,163
          Hanover Park, Illinois                            Marshalls                  34,302

                                                  PERCENT
                                       GROSS    OCCUPIED AT
  YEAR                                LEASABLE   JUNE 30,
ACQUIRED           PROPERTY          AREA OWNED    1996        MAJOR TENANTS(1)     SQUARE FEET
--------           --------          ---------- -----------    ----------------     -----------
          SHOPPING CENTERS
          INDIANA
1996      Speedway SuperCenter        520,000        98%    Kohl's                    75,000
          Speedway, Indiana                                 Kroger                    59,515
                                                            Sears Roebuck and Co.     30,825
                                                            Kittles                   25,320
                                                            PETsMART                  21,781
                                                            Lindo Super Spa           16,859
                                                            Factory Card Outlet       16,675
                                                            Old Navy                  15,000
1996      The Village                 356,000        92%    JC Penney                 60,600
          Gary, Indiana                                     Goldblatt's               55,000
                                                            McCrory's                 24,500
                                                            Jacobsens                 22,896
                                                            Post-Tribune Publishing   19,246
                                                            Indiana Employment        18,050
1996      Washington Lawndale         333,000        99%    Target (not owned)        83,110
          Commons                                           Kuester's                 40,857
          Evansville, Indiana                               Sears Homelife            34,527
                                                            Books-A-Million           20,515
                                                            Allied Sporting Goods     20,285
                                                            Jo-Ann Fabrics            15,262
          KENTUCKY
1996      StonyBrook Center           136,000        96%    Kroger                    79,625
          Louisville, Kentucky
          MAINE
1971      Augusta Plaza               152,000        89%    Kmart                     85,808
          Augusta, Maine
          MINNESOTA
1996      Brookdale Square            185,000        83%    Circuit City              36,391
          Brooklyn Center, Minnesota                        Office Depot              30,395
                                                            Drug Emporium             25,782
                                                            United Artists            24,534
                                                            Brookdale Cinema          19,300
1993      Burning Tree Plaza          110,000       100%    T. J. Maxx                30,000
          Duluth, Minnesota                                 Best Buy                  28,000
                                                            Northwest Fabrics         17,682
1992      Har Mar Mall                431,000        83%    HomePlace                 54,500
          Roseville, Minnesota                              Barnes & Noble            44,856
                                                            Marshalls                 34,858
                                                            T. J. Maxx                25,025
                                                            General Cinema            22,252
                                                            General Cinema            19,950
                                                            Michaels Stores           17,907
1991      Hub West Shopping Center     78,000       100%    Rainbow Foods             50,817
          Richfield, Minnesota                              U. S. Swim & Fitness      26,185

                                                  PERCENT
                                       GROSS    OCCUPIED AT
  YEAR                                LEASABLE   JUNE 30,
ACQUIRED           PROPERTY          AREA OWNED    1996        MAJOR TENANTS(1)     SQUARE FEET
--------           --------          ---------- -----------    ----------------     -----------
          SHOPPING CENTERS
1988      Richfield Hub                138,000       97%    Marshalls                  26,785
          Richfield, Minnesota                              Michaels Stores            24,235
1961      Sun Ray Shopping Center      261,000       79%    JC Penney                  40,451
          St. Paul, Minnesota                               Marshalls                  26,256
                                                            T. J. Maxx                 23,955
                                                            Michaels Stores            18,127
1993      Terrace Mall                 137,000       94%    Rainbow Foods              59,232
          Robbinsdale, Minnesota                            North Memorial             32,000
1994      Westwind Plaza                88,000       97%    Northern Hydraulics        18,165
          Minnetonka, Minnesota
1993      White Bear Hills              73,000      100%    Gateway Foods              45,679
          White Bear Lake, Minnesota
          MISSOURI
1971      Grandview Plaza              314,000       78%    Home Quarters              84,611
          Florissant, Missouri                              Schnucks                   68,025
                                                            Walgreens                  15,984
          NEW HAMPSHIRE
1973      Hood Commons                 216,000       94%    Shaw's                     58,258
          Derry, New Hampshire                              Ames                       50,000
                                                            Decelle                    26,353
          NEW MEXICO
1995      St. Francis Plaza             30,000      100%    Wild Oats                  14,950
          Santa Fe, New Mexico                              Walgreens                  14,850
          TENNESSEE
1996      Williamson Square(4)         335,000       92%    WalMart                   117,493
          Franklin, Tennessee                               Kroger                     63,986
                                                            Carmike Cinemas            29,000
                                                            Franklin Micro Systems     18,595
          WISCONSIN
1996      Mequon Pavilions             212,000       99%    Kohl's Food Emporium       45,697
          Mequon, Wisconsin                                 Furniture Clearance        19,900
          RETAIL/OFFICE BUILDINGS
          ILLINOIS
1996      One North State              639,000       95%    First Chicago             296,782
          Chicago, Illinois                                 Arthur Andersen(2)        126,533
                                                            T. J. Maxx                 77,675
                                                            Filene's Basement          50,000
                                                            Int'l Academy of           27,270
                                                             Merchandising & Design
          MASSACHUSETTS
1961      585 Boylston Street           22,000       90%    CVS Pharmacy                7,582
          Boston, Massachusetts
          Total                      7,570,000       89%

--------
(1) Major tenants in a property are defined as tenants who lease 15,000 square feet or greater of the rentable square footage, with the exception of 585 Boylston Street and St. Francis Plaza. In some cases, the named tenant occupies the premises as a sublessee.
(2) The named tenants have vacated but are still paying rent under their leases.
(3) The Company's intention is to redevelop Meadows Town Mall from an interior mall to an open air shopping center.
(4)The Operating Partnership is the sole general partner of, and holds a 60% interest in, Williamson Square.

 Portfolio Lease Expirations

  The following table shows, as of June 30, 1996, tenant lease expirations for the remainder of 1996 and for the following nine calendar years, assuming that no tenants exercise renewal options:

                                                                       AVERAGE
                                                            ANNUAL     MINIMUM
                                           NO. OF SQUARE   MINIMUM    RENT PER
LEASE EXPIRING                             LEASES  FEET      RENT    SQUARE FOOT
--------------                             ------ ------- ---------- -----------
1996......................................   51   180,433 $1,616,180   $ 8.96
1997......................................  126   501,691  4,471,969   $ 8.91
1998......................................  107   564,313  5,423,456   $ 9.61
1999......................................  112   712,991  5,507,200   $ 7.72
2000......................................  101   591,771  4,939,930   $ 8.35
2001......................................   71   540,155  5,605,540   $10.38
2002......................................   32   323,892  3,451,376   $10.66
2003......................................   30   657,954  7,409,801   $11.26
2004......................................   24   347,801  2,350,062   $ 6.76
2005......................................   36   325,773  2,717,005   $ 8.34

                                USE OF PROCEEDS

  The purpose of this offering is to raise additional equity capital in order to facilitate the Company's shopping center acquisition program. The net proceeds to the Company from the offering are estimated to be approximately $39 million. The Company intends to use such net proceeds to reduce outstanding indebtedness incurred under its line of credit with the expectation that the Company may reborrow under the line for the acquisition, development, renovation and expansion of properties. Following this offering, the Company will have approximately $94 million of potential availability under the line of credit. The line of credit matures on March 15, 1998 and currently bears interest at the lower of the lead lending bank's base rate or 1.75% over the LIBOR. After the consummation of this offering, the Company expects that the interest rate on the line of credit will be reduced to 1.625% over LIBOR pursuant to the terms of the line of credit.

                                 DISTRIBUTIONS

  The Company has paid 141 consecutive quarterly dividends to its stockholders. This record of distributions is one of the longest among publicly-traded REITs. The Company's current quarterly dividend of $0.33 per share ($1.32 per share annualized) represents a current yield of 8.0% (based on the October 29, 1996 closing stock price of $16.50 per share).

  For the second quarter of 1996 (the Company's first full quarter of operations following the Tucker Acquisition), the quarterly dividend represented 73% of the Company's per share FFO for the same period. The Company intends to maintain a conservative distribution payout policy with cash distributions representing between 70% and 80% of FFO per share.

  In January of each year, the Company provides its stockholders with information concerning the amount of distributions paid during the preceding year which constitute ordinary income, net capital gain or return of capital. For federal income tax purposes, the Company has determined that approximately 26% and 16% of the distributions paid in 1994 and 1995, respectively, were non-taxable returns of capital to stockholders.

                                   TAXATION

  The Company believes that it has operated, and the Company intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

  The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and very general summary of certain provisions which currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions which govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the Income Tax Regulations promulgated thereunder. The following summary is qualified in its entirety by such reference. This discussion does not address any state tax considerations or issues that arise as a result of an investor's special circumstances or special status under the Code.

  Under the Code, if certain requirements are met in a taxable year, a REIT will generally not be subject to federal income tax with respect to income which it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders. For additional discussion of certain issues relating to the Company's qualification as a REIT that arise as a result of the Tucker Acquisition, see "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities."

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U. S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U. S. federal income taxation regardless of its source and does not
(iv) have special status under the Code, such as a tax-exempt organization. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, the distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

  Investors are urged to consult their own tax advisors with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction. Foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company including the possibility of United States income tax withholding on Company distributions.

                                 UNDERWRITING

  Under the terms and subject to the conditions of the Underwriting Agreement (the "Underwriting Agreement") between the Company and PaineWebber Incorporated ("PaineWebber"), PaineWebber has agreed to purchase from the Company, and the Company has agreed to sell to PaineWebber, 2,500,000 shares of Common Stock.

  The Company has been advised by PaineWebber that PaineWebber proposes to offer the Common Shares in part to the public at the price to the public set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers (who may include PaineWebber) at such price less a concession not in excess of $0.50 per share; and that PaineWebber and such dealers may reallow a discount not in excess of $0.10 per share to other dealers, including PaineWebber.

  The Company has granted to PaineWebber an option, exercisable during the 30-day period after the date of this Prospectus Supplement, under which PaineWebber may purchase up to 375,000 additional Common Shares from the Company at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discounts and commissions. PaineWebber may exercise the option only to cover over-allotments, if any, made in connection with the offering of the Common Shares offered hereby.

  The Company and the Company's executive officers have agreed, with limited exceptions, including the issuance of shares of Common Stock pursuant to the Company's stock option and incentive plan, dividend reinvestment and share purchase plan and in connection with the exchange of Operating Partnership units presented for redemption, and the issuance of Operating Partnership units in exchange for property acquired from third parties, not to offer, sell or otherwise dispose of any shares of Common Stock, or securities exercisable or exchangeable for Common Stock or rights to acquire Common Stock, for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of PaineWebber.

  The Company has agreed to indemnify PaineWebber against certain liabilities, including liabilities under the Securities Act, or to contribute to payments PaineWebber may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Common Shares, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company and is the beneficial owner of approximately 8,500 shares of Common Stock. Certain legal matters for PaineWebber will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

PROSPECTUS
                                  $81,897,500

                           BRADLEY REAL ESTATE, INC.

                                 COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                              WARRANTS OR RIGHTS
                              UNITS OF SECURITIES

                               ----------------

  Bradley Real Estate, Inc. ("Bradley" or the "Company") may offer from time to time in one or more series (i) shares of its common stock, $.01 par value per share ("Common Stock"), (ii) shares of its preferred stock, $.01 par value per share ("Preferred Stock" and, together with the Common Stock, the "Capital Stock"), (iii) its unsecured debt securities consisting of bonds, debentures, notes and/or other evidences of indebtedness ("Debt Securities"),
(iv) warrants or rights ("Warrants") for Common Stock, Preferred Stock and/or Debt Securities and (v) units ("Units") consisting of two or more of the foregoing securities, with an aggregate public offering price of up to $81,897,500 in amount, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Debt Securities, Warrants and Units (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

  The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, the offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and the offering price; (iii) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Stock or Common Stock, covenants and the offering price; (iv) in the case of Warrants, the number and terms thereof, any applicable designation thereof, and the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; and (v) in the case of Units, a description of the securities comprising such Units and the offering price thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Incorporation, as amended (the "Charter"), or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly by the Company, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS OCTOBER 29, 1996.

                             AVAILABLE INFORMATION

  No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder of thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or hereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements and other information which the Company has filed electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange ("NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at the locations described above. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-10328) are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's definitive proxy statement with respect to its Special Meeting of Stockholders on March 14, 1996; (iii) the Company's definitive proxy statement with respect to its Annual Meeting of Stockholders on May 9, 1996; (iv) the Company's Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (v) the Company's reports on Form 8-K filed April 1, 1996 reporting the merger of Tucker Properties Corporation with and into the Company and October 1, 1996 reporting the relocation of the Company's corporate headquarters to Northbrook, Illinois; and (vi) the description of the Company's Common Stock contained or incorporated by reference in the Company's Registration Statement on Form 8-A, filed August 8, 1994, including any amendments thereto.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

  The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Ms. Marianne Dunn, Senior Vice President, Bradley Real Estate, Inc., Suite 600, 40 Skokie Boulevard, Northbrook, Illinois 60062-1626, telephone (847) 272-9800.

                                  THE COMPANY

  Bradley Real Estate, Inc. is the nation's oldest continuously qualified REITs. The Company focuses on the ownership and operation of community and neighborhood shopping centers, primarily in the Midwest. The Company's philosophy is to enhance the operating performance and value of its portfolio through renovation, expansion and leasing strategies designed to meet the needs of an evolving retail marketplace. The Company also seeks to create value through acquisition of properties which can benefit from the Company's expertise in shopping center management, renovation and expansion.

  The Company was organized in 1961 as Bradley Real Estate Trust, a Massachusetts common law business trust (the "Trust"). In October, 1994, following approval by the Trust's shareholders, the Trust was incorporated as a Maryland business corporation through a merger of the Trust into the Company. In connection with its change from a business trust to a corporation, the Company also effected a one-for-two reverse stock split and changed the listing of its shares from the American Stock Exchange to the NYSE. References to the Company in this Prospectus and in any Prospectus Supplement shall be deemed to include the Trust, to the extent applicable.

  Reference is made to the applicable Prospectus Supplement accompanying this Prospectus for additional information concerning the Company as of the date of such Prospectus Supplement.

  The Company's offices are located at Suite 600, 40 Skokie Boulevard, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities primarily to repay indebtedness, to acquire additional shopping centers and to fund expansions and/or improvements to such shopping centers or to certain shopping centers already owned by the Company.

  The Company continually evaluates prospective acquisitions of additional shopping centers and portfolios of shopping centers, which the Company believes can be purchased at attractive initial yields and/or which demonstrate the potential for revenue and cash flow growth through implementation of renovation, expansion, re-tenanting and re-leasing programs similar to those that the Company has undertaken with respect to properties in its existing portfolio.

  The Company has a revolving bank line of credit which it may draw on for acquisitions as well as for other general corporate purposes including renovations and expansions of existing properties. It is the Company's expectation that net proceeds from the sale of the Securities will be used to make further acquisitions and also to repay such bank borrowings and other outstanding debt from time to time.

  Acquisitions of additional shopping centers are approved only after a detailed analysis by the Company's management of the effect of the acquisition (and of any contemplated expansion or renovation and related re-tenanting and re-leasing program with respect to the acquired properties) on the Company as a whole, and with the objective that the acquisition of the particular shopping centers be accretive, rather than dilutive, to outstanding shares of Common Stock (i.e., that anticipated per share funds from operations of the Company will increase following the acquisition of the properties and after giving effect to the cost to the Company of the additional capital used to make such acquisition). No assurance can be made that each acquisition will in fact be accretive, or may become so only after an initially dilutive period following the acquisition.

  The Company also expects to continue to evaluate the effect of each acquisition and of the particular Securities issued, or other funding source, for such acquisition, with the objective that the ratio of all of the Company's indebtedness to the Company's total market capitalization (the sum of the market value of the Company's outstanding capital stock plus indebtedness) not exceed 50%. There can be no assurance that the Company will be able to achieve this objective (particularly because a decrease in the per share market value of outstanding stock is beyond the Company's control and would result in increasing such ratio), or that the Company's Board of Directors may not change this objective as market conditions change or in connection with a specific investment opportunity.

  Pending their use as described above, the net proceeds from the sale of any Securities may be used for other general corporate purposes of the Company or invested in short-term securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                                                  QUARTER ENDED
                    YEAR ENDED DECEMBER 31,                         JUNE 30,
           --------------------------------------------------    -------------------
            1991      1992       1993       1994       1995       1995       1996
           ------    ------     ------     ------     ------     ------     ------
           1.19:1    1.16:1     2.72:1     2.70:1     2.55:1     2.12:1     1.95:1

  To date, the Company has not issued any shares of Preferred Stock. Accordingly, the ratios of earnings to combined fixed charges and Preferred Stock dividends are unchanged from the ratios shown above. For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") which may be supplemented by supplemental indentures (each, an "Indenture Supplement") between the Company and a bank trustee (the "Trustee") to be named prior to the issuance of any Debt Securities. The terms of Debt Securities include those stated in the Indenture and those made part of the Indenture (before any Indenture Supplements) by reference to the Trust Indenture Act of 1939, as amended (the "Act"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement and is incorporated herein by reference. The following is a summary of the Indenture, which summary does not purport to be complete, and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms. Parenthetical references to Sections are references to the corresponding section of the Indenture unless otherwise indicated.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series. Debt Securities will be unsecured general obligations of the Company which may be convertible into shares of Common Stock or Preferred Stock of the Company. Debt Securities of any series may bear interest from the date of delivery at the rate shown on the cover page of the applicable Prospectus Supplement. The indebtedness represented by the Debt Securities of any series may be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company, as described under "Subordination of Debt Securities". The particular terms of the Debt Securities of any series will be set forth in the applicable Indenture Supplement and described in the applicable Prospectus Supplement. Such description will include any applicable modifications of, or additions to, the general terms of the Debt Securities as described herein or in the Indenture, as modified by any applicable Indenture Supplement. Accordingly, for a description of the Debt Securities of any series, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

  The Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

PROSPECTUS SUPPLEMENT

  The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities offered in connection therewith: (a) the title of such Debt Securities (which shall distinguish such Debt Securities from all other series thereof); (b) the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and/or interest on such Debt Securities shall be payable (if other than Dollars) and the manner of determining the equivalent thereof in Dollars; (c) any limit upon the aggregate principal amount of such Debt Securities which may be authenticated and delivered under the Indenture; (d) the manner in which the amount of payments of principal of (and premium, if any) and/or interest on such Debt Securities may be determined with reference to an index; (e) the dates, or the method for determining such dates, on which the principal of such Debt Securities will be payable; (f) the rate or rates, or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (g) the place or places where the principal of (and premium, if any) and/or interest, if any, on such Debt Securities of the series will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and this Indenture may be served; (h) the period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and any other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option; (i) any mandatory or optional sinking fund or analogous provision; (j) the period or periods within which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption provisions (including any provisions for redemption at the option of the holder thereof), be redeemed and other terms and conditions of any such optional or mandatory redemption; (k) whether such Debt Securities will be in registered or bearer form and, if in registered form, the terms and conditions relating thereto;
(l) whether such Debt Securities of shall be issued in the form of one or more Global Securities (as defined below), and, if so, the identity of the Depositary of such series; (m) the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and/or interest of such Securities will be payable if other than the currency of the United States; (n) whether such Debt Securities are to be issued upon the exercise of warrants or rights, the time, manner and place for such Debt Securities to be authenticated and delivered; (o) any deletions from, modifications of, or additions to, the Events of Default or covenants of the Company with respect to such Securities of such series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the applicable Indenture; (p) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent; (q) the applicability, if any, of the defeasance and covenant defeasance provisions described in the general provisions of the applicable Indenture and any applicable Indenture Supplement thereto; (r) the circumstances, if any, under which the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; (s) if such Debt Securities are to be issued at an original issue discount, as described below, the amount of principal, if any, payable upon acceleration of such Debt Securities following an Event of Default; and (t) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

  If so provided in the applicable Indenture Supplement, Debt Securities may be issued at a substantial discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof (collectively the "Original Issue Discount Securities"). In such cases, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise provided in any applicable Indenture Supplement, Debt Securities will be issued only in fully registered form in denominations of $1,000 principal amount or any integral multiple thereof (Section 302). Debt Securities are exchangeable and transfers thereof will be registrable without charge therefor, except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305).

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

  All monies paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium, if any, or interest on any Debt Security which remain unclaimed at the end of three years after the same has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

  The Indenture provides that the Company, without the consent of the holders of the then outstanding Debt Securities may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation or entity, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be an entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in turn, be owned by a foreign entity) and such entity shall expressly assume by the applicable Indenture Supplement all of the obligations of the Company under the Debt Securities and the Indenture; (ii) immediately after giving effect to such transactions no default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an officers' certificate and opinion of counsel, stating that the transaction and the applicable Indenture Supplement comply with the Indenture (Section 801).

REORGANIZATION AND OTHER TRANSACTIONS

  The Indenture does not afford the holders of Debt Securities any protection from a decline of credit quality, nor does it give any protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction ("Leveraged Transaction") involving the Company that may adversely affect holders of Debt Securities, except to the limited extent described above. The Indenture does not contain any provision requiring the Company to repurchase any of Debt Securities in the event of a Leveraged Transaction, even though the Company's creditworthiness and the market value of Debt Securities may decline significantly as a result of any such transaction.

CONVERSION RIGHTS

  If and to the extent set forth in the Indenture and the applicable Indenture Supplement and described in the applicable Prospectus Supplement, any portion of the principal amount of any Debt Securities of any series which is $1,000 or an integral multiple thereof may be converted into shares of Common Stock and/or Preferred Stock of the Company at any time prior to redemption or maturity, following the date set forth in the applicable Prospectus Supplement. The conversion price and the specific class of capital stock of the Company into which Debt Securities are convertible will be set forth on the cover page of the applicable Prospectus Supplement (subject to adjustments as described below), except that the right to convert Debt Securities of a series called for redemption will terminate at the close of business on the specific redemption date and will be lost if not exercised prior to that time (Section 1601).

  To protect the Company's status as a REIT, the holder may not convert any Debt Security if as a result of such conversion any person would then be deemed to beneficially own in excess of 9.8% in value of all outstanding shares of the Company's capital stock (Section 1601).

  The conversion price will be subject to adjustment under certain conditions, including in connection with (i) the payment of dividends or other distributions in respect of any class of capital stock of the Company in shares of capital stock; (ii) subdivisions, combinations, reorganizations and reclassifications of any class of capital stock; (iii) the issuance to all or substantially all holders of shares of any class of capital stock of rights or warrants entitling them to subscribe for, or purchase shares of, capital stock at a price per share (or having a conversion price per share) at less than the current market price per share (Paragraph 2 of Section 1604) of such holders' respective class of capital stock (subject to the limitation that under certain circumstances shares of capital stock issued under the Company's dividend reinvestment plan will not be deemed to be issued pursuant to rights or warrants for purposes of this clause (iii)); and (iv) distributions to all or substantially all of the holders of any class of capital stock of the Company of evidences of indebtedness or assets (including any securities, other than those rights, warrants, dividends or other distributions referred to in clause (iii) above and dividends or other distributions not otherwise prohibited under the terms of the Indenture, including certain purchase rights relating to the dividend reinvestment plan) of the Company; subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the applicable conversion price of at least 1% (Section 1604).

  A conversion price adjustment made according to the provisions of any series of Debt Securities (or the absence of a provision for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or of shares of a class of capital stock. The Company may, at its option, but shall not be required to, make any of the adjustment to the conversion price, in addition to those adjustments described above, to avoid or diminish any income tax to any holders of any shares of any class of capital stock resulting from any dividend or other distribution thereof (or rights to acquire such shares) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors of the Company will have the power to resolve any ambiguity or correct any error in the provision relating to the adjustment of the conversion price of any series of Debt Securities. Its actions shall be final and conclusive (Section 1604).

  In the event the Company shall (i) effect any capital reorganization or reclassification of any class of its shares of capital stock, (ii) consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity), or (iii) sell or transfer substantially all its assets, the holders of any series of Debt Securities shall have the right, if entitled to convert such Debt Securities, to receive upon conversion thereof, the same kind and amount of capital stock and other securities, cash or property as shall have been issuable or distributable prior to such consolidation, merger, sale or transfer (Sections 1604(5) and 1610).

  Fractional shares will not be issued upon conversion, but, in lieu thereof, the Company will pay on the applicable conversion date a cash adjustment based upon market price (Sections 1604 and 1608).

  The record holders of Debt Securities at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities who convert Debt Securities on an interest payment date will receive the interest payable on such date and need not include payment of such interest upon surrender of Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on Debt Securities or for dividends on shares of any class of Capital Stock (Sections 307 and 1603).

SUBORDINATION OF DEBT SECURITIES

  The indebtedness evidenced by Debt Securities of any series may be subordinated and junior in rights of payment, to the extent set forth in the Indenture and the applicable Indenture Supplement, to the prior payment in full of amounts then due on all Senior Indebtedness (as defined below). No payment shall be made by the Company on account of principal of (or premium, if any) or interest on Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived (Section 1502).

  Upon any acceleration of the principal of Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of Debt Securities (Section 1602). By reason of this provision, in the event of insolvency, holders of Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

  "Senior Indebtedness" is defined to mean the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of the Company as lessee under leases of property either made as part of any sale and lease-back transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures which is included in the Company's consolidated financial statements,
(e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser of otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment; but excluding, however, (1) any such indebtedness, obligation or liability referred to in clauses (a) through
(f) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Securities, or ranks pari passu with the Securities,
(2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Securities are subordinated and (3) the Securities. As used in the preceding sentence the term "purchase-money obligations" shall mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but shall not include any trade accounts payable. A distribution may consist of cash, securities or other property.

  "Indebtedness" with respect to any person means (a) all indebtedness for borrowed money whether or not evidenced by bonds, notes, debentures or a similar instrument, (b) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles, (c) notes payable and drafts accepted representing extensions of credit, (d) any balance owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (i) a trade payable or an accrued liability arising in the ordinary course of business or (ii) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles
(e) all indebtedness for letters of credit or bankers acceptances issued for the account of such person or performance, surety or similar bonds, (f) all indebtedness under interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, (g) any liability of others of the kind described in the preceding clauses (a)-(f), which such person has guaranteed or which is otherwise its legal liability, and (h) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a)-(f); provided, however, that, in computing the "Indebtedness" of any person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof and at the time of determination of such indebtedness, there shall have been deposited with a depository in trust money (or evidences of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such person.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  As indicated in the applicable Prospectus Supplement, the Company may be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee in trust, money, U.S. Government Obligations or a combination thereof in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

OPTIONAL REDEMPTION

  Debt Securities of any series will be subject to redemption, in whole or in part, or on any date subsequent to the date set forth in the Prospectus Supplement, at the option of the Company on at least 60 days' prior notice (45 days prior notice in the case of redemption of all Securities of any series) by mail, at a redemption price equal to 100% (or such greater price as is set forth in the Prospectus Supplement relating to such series of Debt Securities) of the principal amount plus interest accrued to the date of redemption (Section 1102). The Company may exercise its redemption powers over a holder's Debt Securities at any time to the extent deemed sufficient by the Company to prevent the holder of such securities or any other person having an interest therein, if such securities were converted into Capital Stock, from being deemed to own Excess Shares (See "Description of Common Stock--Redemption and Restriction on Transfer of Shares"). The Indenture does not contain any provision requiring the Company to repurchase Debt Securities at the option of the holders in the event of a Leveraged Transaction, even though the Company's creditworthiness and the market value of Debt Securities may decline significantly as a result of such transaction. Nor does the Indenture protect holders thereof against any decline in credit quality.

CERTAIN COVENANTS

  The applicable Prospectus Supplement will describe any material covenants in respect of the Debt Securities of any particular series. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will include the following covenants:

  Corporate Existence. Except as permitted under "Consolidation, Merger, Sale or Conveyance," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, all material rights (charter and statutory) and material franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business (Section 1004).

  Maintenance of Office or Agency. The Company will maintain in each location where Debt Securities of any series shall be paid an office or agency where such Debt Securities may be presented or surrendered for payment, registration of transfer or exchange, or conversion and where notices and demands in respect of such Debt Securities, the Indenture and/or the Company may be served. The Company will give prompt written notice to the Trustee of each location, and any change thereto, of such office or agency (Section 1002).

  Maintenance of Properties and Insurance. The Company will cause all of its properties used or useful in, and material to the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1005). In addition, the Company will and will cause each subsidiary to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility (Section
1006). There is, however, no prohibition against the Company selling or otherwise disposing for value of its properties in the ordinary course of business or discontinuing the operation or maintenance of any such properties, if the Company determines that their preservation is no longer desirable in the conduct of its business and not disadvantageous in any material respect to the holders of Debt Securities.

  Money for Securities Payments to Be Held in Trust. If the Company shall at any time act as its own Paying Agent with respect to any series of Debt Securities, it will, on or before each due date of the principal of (and premium, if any) or interest on any of the Debt Securities of that series, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amounts until such sums shall be paid to such persons or otherwise disposed of as provided in the Indenture. If the Company shall have one or more Paying Agents for any series of Securities, it will, on or before each due date of any payment of principal, premium, if any or interest on any Debt Securities of that series, deposit with a Paying Agent a sum sufficient to pay any such sum which sum will be held in trust for the benefit of the persons entitled thereto and will cause each Paying Agent for any series of Debt Securities to execute and deliver to the Trustee a paying agency agreement setting forth the terms and conditions of such agency (Section 1003).

  Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, within 30 days after the Company shall have received notice that the same has become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary, and (ii) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary, unless such lien would not have a material adverse effect upon such property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1010).

  Payment of Debt Securities and Reports to the Trustee. The Company is obligated to pay the principal of, premium, if any, and interest on, Debt Securities when due in accordance with their terms (Section 1001). The Company also covenants to file with the Trustee copies of all reports filed with the SEC promptly after making such SEC filings (Sections 704 and 1007), and also to deliver to the Trustee within 120 days after the end of each fiscal year a certificate as to the Company's compliance with the terms of the Indenture during such fiscal year (Section 1008).

  Limitation on Distributions and Acquisitions of Shares. The Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution to holders of its capital stock (other than dividends or distributions payable in its shares or other than as the Company determines is necessary to maintain its REIT status) or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action (Section 1009).

  Further Covenants. The Prospectus Supplement with respect to any series of Debt Securities will describe any further covenants to the Company set forth in the Indenture Supplement relating to such series, which may include any limitations on incurrence of additional debt.

MODIFICATION OF THE INDENTURE

  With certain exceptions, the rights and obligations of the Company and the rights of holders of any series of Debt Securities may only be modified by the Company and the Trustee with the consent of the holders of at least a majority in principal amount of each series of affected Debt Securities. Without the consent of each affected Debt Security holder, no amendment or waiver or supplement may (i) reduce the principal of, or rate of interest on, any Debt Security; (ii) change the stated maturity date of the principal of, premium, if any, on, or any installment of interest on, any Debt Security; (iii) change the currency for payment of the principal of, or premium, if any, or interest on, any Debt Security; (iv) impair the right to institute suit for the enforcement of any such payment when due; (v) reduce the amount of outstanding Debt Securities necessary to consent to an amendment or waiver provided for in the Indenture; or (vi) modify any provisions of the Indenture relating to the modification, supplement and amendment of the Indenture or waivers of past defaults, except as otherwise specified (Section 902 and Section 316(b) of the Act).

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The following events are Events of Default under the Indenture in respect of any applicable series of Debt Securities: (i) default in the payment of interest on Debt Securities of such series when due and payable, which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on such Debt Securities when due, at maturity, upon redemption or otherwise, or failure to deposit any sinking fund payment when due; (iii) failure to perform any other covenant of the Company contained in the Indenture or such Debt Securities which continues for 60 days after written notice is given as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness of the Company or any subsidiary, if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $20,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization relating to the Company, and (vi) any other Event of Default provided with respect to Debt Securities of such series. The Indenture Supplement with respect to any series of Debt Securities may provide for additional or modified Events of Default for the Debt Securities of such series. If an Event of Default shall occur and be continuing, the Trustee or the holders of a majority in aggregate principal amount of the applicable series of Debt Securities may declare such Debt Securities due and payable (Section 502).

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of any default or Event of Default with respect to Debt Securities of any series, give to the holders of Debt Securities notice of all uncured defaults or Events of Default known to it. The Trustee shall be protected if in good faith it determines that the withholding of such notice is in the interest of the holders of Debt Securities of any series (Section 605).

  The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series (Section 512). The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debt Security on or after the respective due dates expressed in Debt Securities and to institute suit for the enforcement of any such payments (Section 508).

  The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (and premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each Debt Security affected thereby (Section 513).

  The Company will be required to furnish the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have such knowledge, a description of the efforts to remedy the same (Section
1008).

GLOBAL SECURITIES

  Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF CAPITAL STOCK

  The description of the Company's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Charter and Bylaws, each as amended and restated, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  Under its Charter, the Company has authority to issue up to 150 million shares of stock, consisting of 80 million shares of Common Stock, par value $.01 per share, 50 million shares of "Excess Stock" (as described below), par value $.01 per share, and 20 million shares of Preferred Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. At September 30, 1996 there were approximately 18,673,084 shares of Common Stock issued and outstanding and no Preferred Stock issued or outstanding.

COMMON STOCK

  All shares of Common Stock offered hereby have been duly authorized and will, when issued and paid for as described in the applicable Prospectus Supplement, be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Charter regarding Excess Stock, holders of shares of Common Stock are entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

  Subject to the provisions of the Company's Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and except as provided with respect to any other class or series of stock, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any directors.

  Subject to the Company's Charter regarding Excess Stock, all shares of Common Stock have equal dividend, distribution, liquidation and other rights, and have no preferences, appraisal or exchange rights. Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  Pursuant to the Maryland General Corporation Law ("MGCL") and the Company's Charter, the Corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast.

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

PREFERRED STOCK

  General. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Charter to fix for each series, subject to the provisions of the Company's Charter regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights, other than as determined by the Board of Directors. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

  Terms. The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws and any applicable amendment to the Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

   (1) The title and stated value of such Preferred Stock;

   (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

   (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

   (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

   (5) The voting rights, if any, of such Preferred Stock;

   (6) The procedures for any auction and remarketing, if any, for such Preferred Stock;

   (7) The provision for a sinking fund, if any, for such Preferred Stock;

   (8) The provision for redemption, if applicable, of such Preferred Stock;

   (9) Any listing of such Preferred Stock on any securities exchange;

  (10) If convertible, the terms and conditions upon which such Preferred Stock will be convertible into Common Stock, including the initial conversion price (or manner of calculation thereof) and the conversion period;

  (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

  (12) A discussion of federal income tax considerations applicable to such Preferred Stock;

  (13) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

  (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

  (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

  Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

  Dividends. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

  Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Stock shall be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common

Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Voting Rights. Holders of the Preferred Stock will not have any voting rights, except as set forth below or as indicated in the applicable Prospectus Supplement.

  Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been set aside by the Company in trust for the benefit of the holders of such shares to effect such redemption.

  Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

  Restrictions on Ownership. As discussed below under "Description of Capital Stock--Restrictions on Transfer," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

  Transfer Agent and Registrar. The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

RESTRICTIONS ON TRANSFERS

  For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Charter of the Company contains provisions, designed to ensure that the Company remains a qualified REIT, that limit any holder from owning, or being deemed to own by virtue of the attribution provisions of the Code, shares of capital stock having a value that is more than 9.8% (the "Ownership Limit") of the value of all outstanding capital stock of the Company. The Charter provides that each person (which includes natural persons, corporations, trusts, partnerships and other entities) shall be deemed to own stock that such person (i) actually owns, (ii) constructively owns after applying attribution rules specified in the Code, and (iii) has the right to acquire upon exercise of any rights, options or warrants or conversion of any convertible securities held by such person. The fact that certain affiliated entities, such as separate mutual funds advised by the same investment adviser, may own more than 9.8% of the value of all outstanding capital stock in the aggregate will not of itself result in the Ownership Limit being exceeded, merely because a single person may be considered to be the "beneficial owner" of such stock for purposes of Section 13(g) of the Exchange Act. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT.

  Any transfer of capital stock or any Security convertible into capital stock that would create direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to a trustee (to be named by the Board of Directors of the Company, but unaffiliated with the Company) as trustee for the exclusive benefit (except to the extent described below) of one or more charitable beneficiaries designated from time to time by the Company. The Excess Stock held in trust will be considered as issued and outstanding shares of stock of the Company, will be entitled to receive distributions declared by the Company and may be voted by the trustee for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid to a purported transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter (a "prohibited transfer") shall be repaid to the Company upon demand and thereupon paid over by the Company to the trustee. Any votes of holders of shares of capital stock purported to have been cast by a purported transferee prior to such discovery of a prohibited transfer will be retroactively deemed not to have been cast, but said retroactive nullification of the vote of the relevant shares of capital stock shall not adversely affect the rights of any person (other than the purported transferee) who has relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

  Excess Stock is not transferable. Subject to the redemption rights of the Company discussed below, the trustee of the trust may, however, sell and transfer the interest in the trust to a transferee in whose hands the interest in the trust representing Excess Stock would not be an interest in Excess Stock, and upon such sale the shares of Excess Stock represented by the sold interest shall be automatically exchanged for shares of capital stock of the class that was originally exchanged into such Excess Stock. Upon such sale, the trustee shall distribute to the purported transferee only so much of the sales proceeds as is not more than the price paid by the purported transferee in the prohibited transfer that resulted in the exchange of Excess Stock for the capital stock purported to have been transferred (or, if the purported transferee received such capital stock by gift, devise or otherwise without giving value for such stock, only an amount that does not exceed the market price for such stock, as determined in the manner set forth in the Charter, at the time of the prohibited transfer), and the trustee shall distribute all remaining proceeds from such sale to the charitable beneficiary.

  In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the trustee, to purchase all or any portion of the Excess Stock from the trustee for the lesser of the price paid for the capital stock by the original purported transferee (or, if the purported transferee received such capital stock by gift, devise or otherwise without giving value for such stock, the market price of the capital stock at the time of such prohibited transfer) or the market price of the capital stock on the date the Company exercises its options to purchase. Upon any such purchase by the Company, the trustee shall distribute the purchase price to the original purported transferee. The 90-day period begins on the date on which the Company receives written notice of the prohibited transfer or other event resulting in the exchange of capital stock for Excess Stock.

  If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

  These restrictions will not preclude settlement of transactions on the New York Stock Exchange or any other stock exchange on which capital stock of the Company is listed. The foregoing restrictions on transferability and ownership also will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT.

  The Company's Charter requires that, upon demand by the Company, each stockholder and each proposed transferee of capital stock will disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Ownership Limitation provided by the Company's Charter may have the effect of delaying, deferring or preventing the acquisition of control of the Company. However, the Charter provides that the Ownership Limit shall not apply to shares of capital stock acquired pursuant to an all cash tender offer for all outstanding shares of capital stock in conformity with applicable laws where not less than two-thirds of the outstanding shares of capital stock (not including securities held by the tender offeror and/or its affiliates and associates) are tendered and accepted pursuant to such tender offer and where the tender offeror commits in such tender offer, if the offer is accepted by the holders of two-thirds of the outstanding stock, promptly after the tender offeror's purchase of the tendered stock to give any non-tendering stockholders a reasonable opportunity to put their capital stock to the tender offeror at a price not less than that paid pursuant to the tender offer.

CERTAIN PROVISIONS OF MARYLAND LAW

  The following summary of certain provisions of the MGCL does not purport to be complete and is qualified in its entirety by reference to the MGCL.

  Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares of capital stock or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

  Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, or (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of stockholders.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have been previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a corporation's articles of incorporation or bylaws.

  The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provision of the MGCL. There can be no assurance that this provision will not be amended or repealed in the future.

                            DESCRIPTION OF WARRANTS

  The Company may issue warrants or rights (collectively, the "Warrants") for the purchase of any series of Debt Securities or shares of any class of capital stock of the Company. Warrants may be issued independently or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement or rights agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent or rights agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

  The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Securities purchasable upon exercise of such Warrants; (5) the designation and terms of the Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (6) if applicable, the date on and after which such Warrants and the related Securities will be separately transferable; (7) the price at which the Securities purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;
(9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any;
(11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                      DESCRIPTION OF UNITS OF SECURITIES

  The Company may issue Units consisting of two or more other constituent Securities, which Units may be issuable as, and for the period of time specified therein may be transferable as, a single Security only, as distinguished from the separate constituent Securities comprising such Units. Any such Units will be offered pursuant to a Prospectus Supplement which will
(1) identify and designate the title of any series of Units; (2) identify and describe the separate constituent Securities comprising such Units; (3) set forth the price or prices at which such Units will be issued; (4) describe, if applicable, the date on and after which the constituent Securities comprising the Units will become separately transferable; (5) provide information with respect to book-entry procedures, if any; (6) discuss applicable federal income tax considerations relating to the Units; and (7) any other terms of the Units and their constituent Securities.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities through underwriters or dealers, directly to one or more purchasers, or through agents.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at negotiated prices.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

  Under agreements into which the Company may enter, underwriters will be, and dealers and agents who participate in the distribution of Securities may be, entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company may itself, or may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company and is the beneficial owner of approximately 8,500 shares of Common Stock.

                                    EXPERTS

  The financial statements and schedule of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............................................  S-1
Risk Factors...............................................................  S-3
The Company................................................................  S-9
Use of Proceeds............................................................ S-15
Distributions.............................................................. S-15
Taxation................................................................... S-16
Underwriting............................................................... S-17
Legal Matters.............................................................. S-17
                                PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    4
Ratio of Earnings to Fixed Charges.........................................    5
Description of Debt Securities.............................................    5
Description of Capital Stock...............................................   13
Description of Warrants....................................................   22
Description of Units of Securities.........................................   22
Plan of Distribution.......................................................   23
Legal Matters..............................................................   24
Experts....................................................................   24

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                               2,500,000 SHARES

                           BRADLEY REAL ESTATE, INC.

                                     LOGO
                                 COMMON STOCK

                         -----------------------------

                             PROSPECTUS SUPPLEMENT

                         -----------------------------

                           PAINEWEBBER INCORPORATED

                                ---------------


                               OCTOBER 29, 1996

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